SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009

Commission File Number: 0-21092

OCTuS Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0013439
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

719 Second Street, Suite 9, Davis CA 95616
(Address of principal executive offices) (Zip Code)

(530) 564-0200
(Registrant's Telephone Number, Including Area Code)

Suite 472, APDO 0832-2745, World Trade Center, Republic of Panama, n/a
(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On May 5, 2009, OCTuS, Inc. (“Octus” or the “Company”), a Nevada corporation, entered into an employment agreement with John Argo pursuant to which Mr. Argo will serve as Director, Energy Projects & Finance of the Company. Concurrently the company signed a stock purchase agreement dated May 5, 2009, with Mr. Argo.

The employment agreement has a term of three years, through April 30, 2012, with the term extended automatically for successive one-year terms unless either party notifies the other in writing at least 90 days prior to the expiration of the then-effective term of such party’s intention not to renew the agreement.  Pursuant to the employment agreement, Octus has agreed to pay Mr. Argo a base annual salary of $120,000, which will increase annually by the increase in the consumer price index from the prior year (the “Base Salary”). Mr. Argo has agreed for an interim period to defer some or all of his base salary. Mr. Argo will be eligible for an annual bonus of up to 30% of his base annual salary as then in effect, as determined by Octus’ Compensation Committee or Board of Directors.  The agreement provides that the Company will issue Mr. Argo 250,000 shares of common stock in consideration of services performed.

Under the terms of the restricted stock purchase agreement, the shares are subject to repurchase by the Company on a pro-rata basis should the employee be terminated for any reason or stop working for the company within the first six months. In the event of a change in control of the Company, defined in the agreement to include events such as a merger or sale of assets transaction which results in more than a 50% change of ownership of the Company, all restrictions lapse and the shares will become fully vested.

The employment agreement provides that if the employment of Mr. Argo is terminated by Octus without cause (as defined in the employment agreement) or by the officer for good reason (as defined in the employment agreement) or upon his death, the employee (or his estate) is entitled to receive in cash payment an amount equal to all previously accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination, and a lump sum payment equal to the amount of the Base Salary that the employee would have earned if the employee had remained employed with Octus for three months (or, in certain circumstances depending in part on the Company’s financial position at the time, six months) past the date of termination .

Mr. Argo has 21 years experience in large-scale project and technology management. Prior to joining Octus, Mr. Argo founded and was CEO of Q1 NanoSystems (Bloo Solar). He is co-inventor on 11 pending patents for ultra-thin film solar cells and nanostructured devices. He is a certified Project Management Professional and a member of the American Council on Renewable Energy (ACORE) Founding 500 and Solar Energy Industry Association (SEIA). He led teams implementing leading-edge solutions at Hewlett-Packard and Electronic Data Systems. Mr. Argo earned an MBA from the University of California, Davis and is currently President of the Graduate School of Management Alumni Association. He is also a founder and partner of Crystal Basin Cellars, a California winery.

Item 3.02  Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 above with respect to the restricted stock purchase agreement and the issuance of shares to Mr. Argo is incorporated herein by this reference.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
99.1	Press Release dated May 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OCTuS Inc.

Date: May 5, 2009	By:	/s/ Christian J. Soderquist
Christian J. Soderquist Chief Executive Officer

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